Exhibit 10.18

EXECUTION VERSION

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”), made this 11th day of June, 2020, is entered into by Xilio Therapeutics Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch (the “Director”).

INTRODUCTION

The Company and the Director desire to establish the terms and conditions under which the Director will serve as the Chairman of the boards of directors of the Company Entities (as defined below).

It is anticipated that on or about June 30, 2020, the Company and its parent company, Xilio Therapeutics LLC (the “LLC Parent”), will undergo a restructuring pursuant to which a wholly owned subsidiary of a corporation newly formed under the laws of Delaware (such newly formed corporation, the “Ultimate Corporate Parent”) will be merged with and into the LLC Parent, with the LLC Parent becoming a wholly owned subsidiary of the Ultimate Corporate Parent and the current equityholders of the LLC Parent receiving in such transaction shares of capital stock of the Ultimate Corporate Parent (the “Restructuring”).

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.            Services. The Director agrees to serve as Chairman of the Boards (as defined below) and to provide related advisory and oversight services to and for the Company as may be reasonably requested from time to time by the Boards, the Company, the LLC Parent and, following the effectiveness of the Restructuring, the Ultimate Corporate Parent relating to their ongoing operations and strategic matters. Such services shall be performed at such times and places as shall be mutually agreed to by the Company and the Director. The Company agrees to cause the Director (a) to be elected, promptly after the execution and delivery of this Agreement, to (i) the Board of Directors (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of the LLC Parent, dated as of December 12, 2019, as amended to date) of the LLC Parent (the “LLC Parent Board”), (ii) the Board of Directors of the Company (the “Company Board”), (iii) upon the effectiveness of the Restructuring, the Board of Directors of the Ultimate Corporate Parent (the “Ultimate Corporate Parent Board”, and together with the LLC Parent Board and the Company Board, the “Boards”) and (iv) the Compensation Committee of whichever of the LLC Parent Board, the Company Board or the Ultimate Corporate Parent Board that, from time to time, has a committee that principally makes compensation decisions with respect to the Company Entities (such committee, the “Compensation Committee”) and (b) to be appointed as Chairman of the LLC Parent Board, Chairman of the Company Board, Chairman of the Compensation Committee and, upon the effectiveness of the Restructuring, Chairman of the Ultimate Corporate Parent Board, and the Director agrees to serve in such capacities. The Director shall serve as Chairman of the LLC Parent Board, the Company Board and, from and after the effectiveness of the Restructuring, the Ultimate Corporate Parent Board, in each case until his resignation, retirement or removal as Chairman of the applicable Board in accordance with the bylaws or organizational documents that are then applicable to such entity.

2.             Term. This Agreement shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 4 (the “Service Period”).

3.             Compensation.

3.1     Director Fees. During the Service Period, the Company shall pay to the Director fees for his service as a director of $20,833.33 per month ($250,000 on an annual basis (the “Cash Compensation”)), payable in arrears on the last day of each month. Payment for any partial month during the Service Period shall be prorated. The Company and the Director acknowledge and agree that the Cash Compensation shall be for the Director’s service as a director.

3.2     Equity Compensation.

(a)           Initial Equity Grant. As soon as practicable after the effectiveness of the Restructuring, the Ultimate Corporate Parent shall grant the Director a stock option (the “Initial Option”) for the purchase of 1,280,572 shares of common stock of the Ultimate Corporate Parent (the “Initial Shares”) at a purchase price per share equal to the fair market value per share of common stock of the Ultimate Corporate Parent on the date of grant as determined by the Ultimate Corporate Parent Board based on the results of a Section 409A valuation. The Company hereby represents and warrants that the Initial Shares will represent a one and one half percent (1.5%) ownership interest in the Ultimate Corporate Parent as of the date of grant (based on the number of shares of common stock of the Ultimate Corporate Parent then outstanding, assuming the issuance of all shares of capital stock reserved for future issuance under any stock incentive plan of the Ultimate Corporate Parent, the exercise of all outstanding options, warrants and other rights to purchase capital stock of the Ultimate Corporate Parent and the conversion of all securities convertible, directly or indirectly, into common stock of the Ultimate Corporate Parent (the method of such calculation, a “Fully Diluted Basis”)). Subject to the acceleration provisions set forth in Sections 3.2(c) and 3.5, the Initial Option will vest, starting on the date hereof (the “Vesting Commencement Date”), at the rate of 1/48th of the Initial Shares for each consecutive month that the Director continues to provide services to the Ultimate Corporate Parent or any of its parent companies or subsidiaries, including the LLC Parent and the Company (collectively, the “Company Entities”), from and after the Vesting Commencement Date until the date that is four (4) full years after the Vesting Commencement Date, at which time, subject to the Director’s continued service, the Initial Option will be fully vested.

(b)           Additional Equity Grants. In addition, for so long as the Director continues to provide services to any Company Entity, the Ultimate Corporate Parent shall grant the Director one or more additional stock options (the “Additional Options”) for the purchase of additional shares of common stock of the Ultimate Corporate Parent (the “Additional Shares”) on the terms and subject to the conditions set forth in this Section 3.2(b). The Ultimate Corporate Parent shall grant the Director an Additional Option in connection with each issuance by the Ultimate Corporate Parent of any of its equity securities that causes the Initial Shares and any Additional Shares subject to outstanding Additional Options or issued to the Director pursuant to the exercise of Additional Options collectively to represent, immediately following such issuance, less than a one and one half percent (1.5%) overall ownership position in the Ultimate Corporate Parent, calculated on a Fully Diluted Basis (each, a “Dilutive Issuance”). The number of Additional Shares purchasable pursuant to the Additional Option to be issued in connection with each Dilutive Issuance shall equal the number of whole shares of common stock of the Ultimate Corporate Parent necessary for the Director to maintain a one and one half percent (1.5%) overall ownership position in the Ultimate Corporate Parent after such Dilutive Issuance and the grant of such Additional Option (calculated on a Fully Diluted Basis). The per share exercise price of each Additional Option will be equal to the fair market value of one share of common stock of the Ultimate Corporate Parent at the time of the grant of such Additional Option. An Additional Option will be issued concurrently with or as soon as reasonably practicable after each Dilutive Issuance. Subject to the acceleration provisions set forth in Sections 3.2(c) and 3.5 hereof, each Additional Option will vest over four (4) years, calculated using the Vesting Commencement Date as the start date of such vesting, at the rate of 1/48th of the applicable Additional Shares for each consecutive month that the Director continues to provide services to any Company Entity until the date that is four (4) full years after the Vesting Commencement Date, at which time, subject to the Director’s continued service, such Additional Option will be fully vested. The obligation of the Ultimate Corporate Parent to grant Additional Options pursuant to this Section 3.2(b) shall terminate immediately prior to the initial underwritten public offering of the Ultimate Corporate Parent’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”).

(c)            Acceleration. Notwithstanding the vesting schedules of the Initial Option and any Additional Options, upon an Acceleration Event (as defined below), the vesting schedule of the Initial Option and any Additional Options shall be accelerated in full and the Initial Option and any Additional Options shall be immediately exercisable with respect to the full number of Initial Shares and Additional Shares, respectively. An “Acceleration Event” means, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company Entities on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Ultimate Corporate Parent are converted into or exchanged for securities of the successor entity and the holders of the Ultimate Corporate Parent’s outstanding voting power immediately prior to such transaction do not own, in substantially the same proportions, a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Ultimate Corporate Parent in a single transaction or series of related transactions to an unrelated person or entity, (d) any other transaction in which the owners of the Ultimate Corporate Parent’s outstanding voting power immediately prior to such transaction do not own, in substantially the same proportions, a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction (the events described in clauses (a) through (d), a “Sale”) or (e) an IPO in connection with which (i) the Director ceases to serve as the Chairman of the Ultimate Corporate Parent Board (or, in the event that the Restructuring has not been completed, of the LLC Parent Board or its successor entity) and (ii) the Ultimate Corporate Parent (or the LLC Parent or its successor entity) does not offer to engage the Director as an advisor through the date that is four (4) full years after the Vesting Commencement Date on fair and reasonable terms and in a manner that, if Director were to accept such offer, would result in the Initial Option and any Additional Options continuing to vest following the Director ceasing to serve as Chairman.

(d)           No Restructuring. In the event that the Restructuring has not been effected prior to July 15, 2020, on such date the LLC Parent shall issue a profits interest to the Director that reflects, mutatis mutandis, the terms of the Initial Option set forth in Section 3.2(a). Further, in the event that the Restructuring has not been effected prior to July 15, 2020, then, following the issuance of the profits interest that reflects the terms of the Initial Option and for so long as the Restructuring has not become effective, in connection with each issuance by the LLC Parent of any of its equity securities that would, if such issuance were instead issued by the Ultimate Corporate Parent after the Restructuring, constitute a Dilutive Issuance, the LLC Parent shall issue a profits interest to the Director that reflects, mutatis mutandis, the terms of the Additional Option that would have been issued in connection with such issuance, as set forth in Section 3.2(b). The acceleration provisions set forth in Sections 3.2(c) and 3.5 hereof shall apply to each profits interest, if any, issued in accordance with this Section 3.2(d).

3.3     Reimbursement of Expenses. The Company shall reimburse the Director for all reasonable, documented, out-of-pocket expenses incurred or paid by the Director in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, including a pro rata portion of Director’s out-of-pocket administrative support expenses and other general business expenses incurred or paid by the Director generally in connection with his chairman or senior executive positions with the Company Entities and other companies (determined on the basis of the total number of chairman or senior executive positions from time to time held by the Director). The Director shall submit to the Company documentation, expense statements and other supporting evidence as the Company may reasonably request from the Director and an itemized monthly statement of such expenses incurred in the previous month. The Company shall pay to the Director amounts shown on each such statement within thirty (30) days after receipt thereof. Without limiting the foregoing, the Company shall pay the reasonable and documented fees and expenses of The Moulton Law Group, PLLC, counsel for the Director, incurred in connection with the engagement of the Director by the Company and the related equity grants to the Director contemplated herein, not to exceed $7,500.

3.4     Benefits. The Director shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

3.5     Termination Payment and Vesting Acceleration.

(a)               In the event the Director ceases to serve as Chairman of the LLC Parent Board, the Company Board and, if applicable, the Ultimate Corporate Parent Board, then (i) the Director shall be entitled to Cash Compensation that would have been payable to the Director pursuant to Section 3.1 during the Post Termination Period (but only to the extent not already paid) (the “Termination Payment”), which amount shall be paid in a lump sum within fifteen (15) days following the Effective Date, and (ii) the Initial Option and the Additional Option, if any, that would have vested during the Post Termination Period if the Director has not ceased serving as Chairman of the LLC Parent Board, the Company Board and, if applicable, the Ultimate Corporate Parent Board shall vest and become exercisable (the “Termination Accelerated Vesting”).

(b)           For purposes of this Agreement, “Post Termination Period” shall mean a period immediately following the date that the Director ceases to serve as Chairman of the LLC Parent Board, the Company Board and, if applicable, the Ultimate Corporate Parent Board of twelve (12) successive months.

4.             Termination. This Agreement shall automatically terminate upon the date that the Director ceases to serve as Chairman of the LLC Parent Board, the Company Board and, if applicable, the Ultimate Corporate Parent Board. In the event of the termination of this Agreement, the Director shall be entitled to (a) (i) payment of his Cash Compensation accrued through the effective date of such termination, (ii) payment for expenses paid or incurred prior to the effective date of termination and (iii) payment of the Termination Payment, and (b) the Termination Accelerated Vesting.

5.             Cooperation. The Director shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Director to perform his obligations hereunder. The Director shall cooperate with the Company’s personnel and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.             Proprietary Information and Inventions.

6.1     Proprietary Information.

(a)                The Director acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Director will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as director of the Company Entities) without written approval by an officer of the Company, either during or after the Service Period, unless and until such Proprietary Information has become public knowledge without fault by the Director.

(b)               For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company Entities, concerning the Company Entities’ business, business relationships or financial affairs, including, without limitation, any Invention (as defined below), formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Director in the course of performing his service to the Company.

(c)            The Director’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Director of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d)            The Director agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Director or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Director only in the performance of his service to the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Director shall promptly be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Director shall not retain any such materials or copies thereof or any such tangible property.

(e)            The Director agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and his obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Director.

(f)            The Director acknowledges that any of the Company Entities from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on such party regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Director agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company Entities under such agreements.

6.2     Inventions.

(a)            All inventions, creations, discoveries, computer programs, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Director, solely or jointly with others or under his direction and whether during normal business hours or otherwise, (i) during the Service Period if made, conceived, reduced to practice, created, written, designed or developed in the course of Director’s performance of duties pursuant to this Agreement or (ii) during or after the Service Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Director hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.

(b)            Upon the request of the Company and at the Company’s expense, the Director shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Director also hereby waives all claims to moral rights in any Inventions.

(c)            The Director shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.3           Remedies. The Director acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company Entities for which such parties cannot be adequately compensated by monetary damages alone. The Director agrees, therefore, that, in addition to any other remedy it may have, each Company Entity shall be entitled to enforce the specific performance of this Section 6 by the Director and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.             Independent Contractor Status. The Director shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.

8.             Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.             Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.          Third-Party Beneficiary. Each of the LLC Parent and, following the effectiveness of the Restructuring, the Ultimate Corporate Parent shall be an express third-party beneficiary of this Agreement.

12.          Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Director.

13.          Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14.          Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Director are personal and shall not be assigned by him.

15.          Survival. Section 3.5 and Sections 4 through 16 shall survive the expiration or termination of this Agreement.

16.          Miscellaneous.

16.1          No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2          The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3          In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

XILIO THERAPEUTICS INC.

By:	/s/ Rene Russo
Name: Rene Russo
Title: CEO

DIRECTOR

/s/ Daniel S. Lynch
Daniel S. Lynch

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